AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

BY AND BETWEEN

SECURED DIVERSIFIED INVESTMENT, LTD.
A Public Corporation in Nevada

AND

DENVER FUND I, LTD.
A Colorado Limited Partnership

AS SELLER

AND

RAY KOROGHLI or ASSIGNEE

AS BUYER

RELATING TO

CANNERY WEST SHOPPING CENTER

DATED AS OF

July 1, 2005

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is entered into as of the 1st day of July, 2005 by and between Secured Diversified Investment, LTD., a public Nevada corporation as to an undivided 51% interest and Denver Fund I, LTD., A Colorado Limited Partnership as to an undivided 49% interest (“Sellers”), and Ray Koroghli or assignee (“Buyer”).

RECITALS

A. Seller is the owner of that certain real property with improvements Thereon, excluding the monument sign at the corner of Pecos and Tropicana, consisting of a retail shopping center located at 3475 E. Flamingo Road “The Cannery West Shopping Center”, approximately 3.44 acres of land, located in the City of Las Vegas, County of Clark, State of Nevada (“Property”), depicted on the site plan attached as Exhibit “A-1” and “A-2” attached hereto and incorporated herein by this reference.

B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Real Property.

NOW, THEREFORE, for the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

SECTION 1
Defined Terms

In addition to terms defined elsewhere in this Agreement, the following terms are defined as follows:

1.1 Unless extended, “Closing” or “Closing Date” means August 1, 2005 the close of Escrow (as defined below).

1.2 “Deed” shall have the meaning given in section 6.1(a).

1.3 “Deposit” means the Fifty Thousand U.S. Dollars ($50,000) and the Extension Payment, if applicable, plus any interest earned thereon.

1.4 “Escrow” shall have the meaning given to it in Section 4.1.

1.5 “Escrow Holder” means Alliance Title, 18831 Von Karman, Suite #380, Irvine, California. Attention: Brenda Selz Burnett. The underwriter to issue an insured closing letter (closing protection) to benefit Buyer.

1.6 “Extension Payment” means the Sum of Fifty Thousand Dollars ($50,000) which may be paid pursuant to section 2.4.

1.7 “Hazardous Materials” shall have the meaning given in Section 5.1.

1.8 “Intangible Property” shall mean all intangible property now owned by Seller between the date hereof and the Closing used solely in connection with the Property, including: (I) all guarantees, warranties related to the operation and maintenance of the Property; (II) all air rights, excess floor area rights and other development rights relating to the property; (III) assignable licenses and governmental permits related to the Property; and (IV) all trademarks and trade names to the extent licensable or assignable by Seller.

1.9 “Lease” shall have the meaning given in Section 2.1.

1.10 “New Loan” shall have the meaning given in Section 2.1

1.11 “Opening of Escrow” shall have the meaning given in Section 4.1

1.12 “Permitted Exceptions” shall have the meaning given in Section 7.

1.13 “Purchase Price” means Nine Million Five Hundred Thousand U.S. Dollars ($9,500,000)

1.14 “Rent Concessions” shall have the meaning given in Section 2.5.

1.15 “Security Deposits” shall have the meaning given in Section 2.1

1.16 “Service Contracts”shall have the meaning given in Section 2.1

1.17 “Title Policy”shall have the meaning given in Section 11

1.18 “to the Best of Seller’s Knowledge” means the actual knowledge of any principles of Seller.

SECTION 2
Purchase and Sale

2.1 Purchase of Property. Upon and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller at Closing; (a) the Property, together with all easements, hereditaments and appurtenances thereto, and including Intangible Property (b) subject to the conditions hereinafter set forth, all leases, lease guarantees (if any), licenses and other agreements pertaining to space in the improvements on the Property (collectively, the “Leases” and individually a “Lease”) and the interest of Seller thereunder together with the security deposits (the Security Deposits”) and prepaid rents made to the Seller by the tenants or other occupants thereunder, if any, and (c) subject to the conditions hereinafter set forth, those assignable service, maintenance and other agreements necessary for the operation of the Property (the “service Contracts”.

2.2 Obtaining Note and Deed of Trust.

(a) As a part of the purchase of the property and the consummation of this Purchase Agreement, Buyer shall immediately apply for an institutional loan at market interest rate and terms at Buyer’s sole cost and expense. Buyer shall have until August 1, 2005 to obtain purchase money financing at the highest loan to value ratio offered by Lender(s) (the “New Loan”). If Buyer is unable to obtain the New Loan by such date despite its commercial best efforts, Buyer may terminate this Agreement and receive a return of the Deposit.

(b) Buyer shall have completed all of the application documentation applied for the loan described in 2.2(a) on or before August 1, 2005.

(c) Buyer shall pay all costs and expenses incurred and related to the New Loan, including, without limitation, any fees, costs or expenses incurred by Buyer or any of Buyer’s affiliates, including, without limitation, the lender’s attorney’ fees if any.

2.3 Existing Loan. Seller shall be obligated to pay in full all existing loans and encumbrances with respect to the Property to allow Buyer to obtain new financing with respect to the Property. Buyer and Seller agree to share equally with the prepayment penalties of the existing financing on the Property, said prepayment penalty total not to exceed $500,000.

2.4 Extension of Closing. Buyer may extend the Closing from September 3 2005, to October 1, 2005 by delivering to Escrow Holder on or before September 3 2005, (a non-refundable Fifty Thousand Dollars ($50,000) (the “Extension Payment”) which shall be deemed part of the Deposit (and subject to the provisions of Section 3 hereof) and immediately delivered to Seller in the same manner as provided in Section 3.2.

2.5 Credit for Rent Credits Given to Tenants. Seller shall give to Buyer at Closing a credit against the Purchase Price for all unamortized (or unused) rent concessions (“Rent Concessions”) granted to tenants under the leases.

SECTION 3
Purchase Price

The Purchase Price for the Property shall be paid as follows:

3.1 Deposit. Buyer shall deliver the Initial Deposit in cash or other immediate available U.S. funds into Escrow within five (5) business days after the Opening of Escrow. Escrow holder shall invest the Deposit in an interest bearing account and accrued interest will be for the account of Buyer except as otherwise provided in this Agreement, provided, however, that any accrued interest earned thereon will be applied against the Purchase Price and will be released to Seller subject to the terms of this Agreement.

3.2 Delivery of Deposit. If Buyer has terminated this Agreement by written notice to Seller and Escrow Holder prior to the expiration of the Due Diligence Period in accordance with the terms of this Agreement, Escrow Holder shall promptly return the Deposit and all interest thereon to Buyer, less Escrow Holder’s normal and customary escrow cancellation charges (if any), which shall be paid by buyer. Following the expiration of the Due Diligence Period, the Deposit and the accrued interest thereon shall be refundable to Buyer only upon Seller’s default, failure of any condition precedent set forth in Section 8.1 of this Agreement, or any condemnation, damage or destruction that allows termination as specifically set forth herein. Unless Buyer has terminated this Agreement in accordance with this Section 3.2, Escrow Holder shall, within two (2) business days following the expiration of the Due Diligence Period (August 31), deliver the entire Deposit of Fifty Thousand U.S. Dollars ($50,000) to Seller, as non-refundable funds.

3.3 Balance of Purchase Price. On or before the Closing Date, Buyer shall deposit into Escrow the balance of the Purchase Price as follows:

(a) The amount which is the sum of the Purchase Price, less the Deposit(s), and less any credits accruing to Buyer for Security Deposits, Rent Concessions and less any prorations as agreed upon in this Agreement, in the form of cash, bank cashier’s check, confirmed wire transfer of funds, or other immediate available funds from the funding of the New Loan plus funds of Buyer as necessary; and

(b) Any other sums that are necessary to close and required hereunder to be paid by Buyer.

SECTION 4
Escrow

4.1 Opening of Escrow. Within three (3) days after the execution of this Agreement, Buyer and Seller shall open an escrow account (the “Escrow”) with the Escrow Holder by delivering to Escrow Holder a fully executed copy of this Agreement (the “Opening of Escrow”). The date of Opening of Escrow will be filled in by Escrow Holder in the “Joinder BY Escrow Holder” section at the end of this Agreement, which date, as determined by Escrow Holder, shall be binding on Seller and Buyer. The purchase and sale of the Property will be completed through Escrow. Buyer and Seller agree to execute any additional instructions reasonably required by the Escrow Holder. If there is a conflict between any printed escrow instructions and this Agreement, the terms of this Agreement will govern. No cancellation or other provision of any printed escrow instructions shall extend the Closing Date or provide either party with any grace period not provided in this Agreement.

4.2 Cancellation of Escrow. In the event that the Closing does not occur at the time and in the manner provided in this Agreement because of the default of one of the parties, the non-defaulting party shall have the right to cancel the Escrow by written notice to the defaulting party and to the Escrow Holder. All costs of cancellation of Escrow shall be paid by the defaulting party. In the event of a default by Seller, Buyer shall be entitled to (a). A return by the

Escrow Holder of the Deposit plus any interest which has accrued thereon subject to Section 15.1 or (b). to pursue an action for specific performance. In the event of a default by Buyer, Seller shall be entitled to the Deposit plus any interest which has accrued thereon subject to Section 15.2. If the Closing does not take place for any reason other than a default by Seller or the failure of a condition precedent set forth in Section 8.1, or as a result of any condemnation, damage or destruction that allows termination as specifically set forth herein the cancellation costs shall be shared equally by Buyer and Seller, and Buyer shall be entitled to the Deposit plus accrued interest.

SECTION 5
Representations and Warranties

5.1 Seller’s Representations. To the best of Seller’s knowledge, Seller represents and warrants to Buyer as of the date hereof and as of the date of Closing as follows:

(a) Without the prior written consent of Buyer, Seller will not convey any interest in the Property, and Seller will not subject the Property to any additional liens, encumbrances, covenants, conditions, easements, rights of way or similar matters after the date of this Agreement, except for the Permitted Exceptions and as may be otherwise provided for in this Agreement, which will not be eliminated before Closing.

(b) The schedule of Service Contracts provided to Buyer lists all such contracts affecting the Property. Seller is not in default under any of the Service Contracts.

(c) Seller is a duly formed and validly existing public corporation in good standing pursuant to the laws of the State of Nevada and a duly formed and validly existing Colorado Limited Partnership in good standing pursuant to the laws of Colorado and has the full power, authority and legal right to execute and deliver and perform under this Agreement.

(d) The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof on the part of Seller will not result in a breach of any instrument to which Seller is a party or by which Seller is bound or of any judgment, decree or order of any court or governmental body or any law, rule or regulation applicable to Seller.

(e) The execution, delivery and performance of this Agreement by the person or persons executing the same on behalf of Sellers have been duly and validly authorized (and by their execution hereof such person or persons individually represent and warrant that they are so authorized) and to the best of Seller’s knowledge, this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(f) No consent, approval or authorization of any governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Seller.

(g) All statements made and all information given to Buyer pursuant to this Agreement and any schedules and exhibits related hereto are true and accurate in every material respect.

(h) Seller will convey to Buyer good, marketable, and insurable fee simple title to the Property, free and clear of all liens, claims, covenants, conditions, restrictions, rights of way, easements, options, licenses, judgments and encumbrances of any kind, except the Permitted Exceptions.

(i) Seller has not received any notice front any governmental authority that the Property is currently in violation of any federal, state or local law or ordinance,

(j) Seller has not disposed upon the Property any Hazardous Materials (as defined below) on or below the surface of the Property including, without limitation, contamination of the soil, subsoil or groundwater, and, to the Best of Seller’s knowledge, the Property is not in violation of any law, rule or regulation of any government entity having jurisdiction thereof or which exposes Buyer to liability to third parties. Neither Seller nor, to the Best of Seller’s knowledge, any third party has used the Property or any portion thereof for the production, disposal or storage of any Hazardous Materials and there has not been any proceeding or inquiry by any Governmental authority with respect to the presence of such Hazardous Materials on the Property or any portion thereof To the Best of Seller’s knowledge, no construction material used in any Improvements contains any substance or material presently known to be toxic or hazardous.

For the purposes of this Agreement, the term “Hazardous Materials” means and includes any flammable explosives, radioactive material or hazardous, toxic or dangerous waste, substance or related material or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a Federal, State, County, regional or local authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Property, including, but not limited to, substances defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and any so called “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material. Seller strongly recommends Buyer to obtain a Phase One (1) at Buyer’s expense.

(k) Seller is not aware of any design defects, structural flaws, or deferred maintenance with respect to the buildings located on the Property.

5.2 Buyers Representations. Buyer represents and warrants to Se]ler as of the date hereof and as of the date of Closing as follows:

(a) The execution and delivery of this Agreement, the consummation of the transaction provided for herein and the fulfillment of the terms hereof on the part of Buyer will not result in a breach of any instrument to which Buyer is a party or by which Buyer is bound or of any judgment, decree or order of any court or governmental body or any law, rule or regulation applicable to Buyer.

(b) The execution and delivery and performance of this Agreement by the person or persons executing the same on behalf of Buyer have been duly and validly authorized (and by theft execution hereof such person or persons individually represent and warrant that they are so authorized) and, to the best of Buyer’s knowledge, this Agreement and other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(c) No consent, approval or authorization of any governmental authority or private party is required in connection with the execution, delivery and performance of this Agreement by Buyer.

5.3 Reliance. The representations and warranties contained herein are made with the knowledge and expectation that the Buyer and Seller, as the case may be, are placing complete reliance thereon.

5.4 Survival. The representations and warranties contained herein shall survive the Closing.

SECTION 6
Deliveries to Escrow Holder

6.1 By Seller. On or prior to the Closing Date, Seller shall deliver or cause to be delivered to Escrow Holder the following items:

(a) A schedule of all cash and non-cash (if any) Security Deposits.

(b) A rent roll for the Property current as of the Month in which the Closing occurs identifying the tenant, the monthly rent, the status of payment of rent and deposits made by the tenant.

(c) The originals of all Leases, Service Contracts and warranties in the possession of the Seller.

(d) An Assignment of Leases and Security Deposits and Assumption Agreement, in a form reasonably acceptable to Buyer, assigning to Buyer Seller’s interest in the Leases and the Security Deposits.

(e) An Assignment and Assumption of Service Contracts, in a form reasonably acceptable to Buyer, assigning to Buyer all Seller’s rights and obligations under the assignable Service Contracts.

(f) An Assignment of Seller’s rights under any third party warranties pertaining to the property, in a form reasonably acceptable to Buyer.

(g) To the extent they are then in Seller’s possession and not posted at the Property, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction over the Property.

(h) Any other documents required by this Agreement to be delivered to Buyer or Escrow Holder.

(i) Possession of the Property and all keys in possession of Seller.

(j) Evidence reasonably acceptable to Buyer that the documents delivered by Seller to Buyer at Closing have been duly authorized by Seller, duly executed on behalf of Seller, and when delivered constitute valid and binding obligations of Seller.

(k) An estoppel certificate from at least one hundred percent (100%) of the tenants at the Property (the “Estoppels”) provided, however, if despite Seller’s reasonable efforts to obtain the Estoppels, Seller is unable to do so, Seller may deliver an estoppel certificate of Seller wherein Seller represents and warrants to Buyer as to matters that would have been stated in the Estoppel had the same been delivered by the respective tenant. Seller shall have the right to substitute any estoppel certificate of Seller with the Estoppel if such Estoppel is received by Buyer within sixty (60) days of closing.

6.2 By Buyer. On or prior to the Closing Date, Buyer will deliver or cause to be delivered to Escrow Holder the following items:

(a) The balance of the Purchase Price plus any other sums necessary to Close and required hereunder to be paid by Buyer, in the form of cash, wire transfer, cashier’s check, or other immediate available funds.

(b) An assumption of all the obligations of Seller under the Leases, and under the assignable Service Contracts, both in a form reasonably acceptable to Seller.

(c) Any other documents required by this Agreement to be delivered to Seller or Escrow Holder.

(d) Evidence reasonably acceptable to Seller that the documents delivered by Buyer to Seller at Closing have been duly authorized by Buyer, duly executed on behalf of Buyer, and when delivered constitute valid and binding obligation of Buyer.

SECTION 7
Permitted Exceptions

At the Closing, fee simple title to the Property shall be conveyed to buyer by Seller by Deed, subject only to the following matters (“Permitted Exceptions”)

(a) Approved Title Matters. Matters of title respecting the Property Approved or deemed approved by Buyer in accordance with this Agreement.

(b) Exceptions Created By or With Consent of Buyer. Matters affecting the condition of title to the Property created by or with the written consent of Buyer.

(c) Survey Subject to Section 8.1(b), approved items only shown By a survey of the Property

(d) Tenant’s Rights. The Leases and the rights of the tenants approved by Buyer, thereunder in existence as of the Closing but excluding any right to purchase any part of the Property.

(e) Easements. Existing recorded easements not inconsistent with Buyer’s intended use.

SECTION 8
Conditions to the Close of Escrow

8.1 Conditions Precedent to Buyer’s Obligations. The following conditions must be satisfied not later than the Closing Date or such other period of time as may be specified below and, such, are conditions precedent to Buyer’s obligations under Section 6.2

(a) Title Seller shall furnish to Buyer a preliminary title report for the Property prepared by the Title Company together with the copies of the documents described in such report within five days after opening of Escrow. Buyer will have until 5:00 p.m. Pacific Standard Time on the tenth business day thereafter to examine the preliminary title report and the documents and to notify Seller in writing of any defects in the title. If Buyer fails to notify Seller of any defects, title shall be deemed accepted. If Buyer timely notifies Seller of specific defect by such date, Seller will have seven (7) days after receipt of Buyer’s notification of any defect in which to advise Buyer that:

(i) Seller will remove any objectionable exceptions to title or obtain appropriate endorsements to the Title policy on or before the Closing Date; or

(ii) Seller will not cause the exception to be removed

If Seller advises Buyer that it will not cause the exceptions to be removed, Buyer will have five (5) days to elect, as its sole remedy, to:

(i) proceed with the purchase and acquire the Property subject to such exceptions without reduction in the Purchase Price; or

(ii) terminate this Agreement by written notice to Seller and the Escrow Holder, in which case the Deposit and any interest thereon Will be returned to Buyer and the cancellation costs will be equally Borne by Seller and by Buyer.

If Buyer does not give Seller notice of its election within five (5) days, Buyer will be deemed to have elected to proceed with this transaction.

(b) Review of Survey. Seller will promptly provide to Buyer an ALTA survey for the Property heretofore prepared at Seller’s sole cost and expense (Seller may provide a prior as-built ALTA survey to Buyer for review while ordering an update to be delivered later during the due diligence period). Buyer will have until the expiration of the Due Diligence Period to examine the survey and notify Seller in writing of any defects in the survey. If Buyer fails to notify Seller in writing of any such defects, the Buyer is deemed to have accepted the survey and shall proceed to Closing. If buyer timely notifies Seller of specific defects, Seller will have five (5) days after receipt of Buyer’s written notification in which to advise Buyer that:

(i) Seller will remove any objectionable exceptions to the survey or obtain appropriate endorsements to the Title policy on or before the Closing Date; or

(ii) Seller will not cause the items to be removed or cured.

If Seller advises Buyer that it will not cause the exceptions to be removed, Buyer will have five (5) days to elect, as its sole remedy; to:

(i) proceed with the purchase and acquire the Property subject to such exceptions in the survey without reduction in the Purchase Price; or

(ii) terminate this Agreement by written notice to Seller and the Escrow Holder. In which case the Deposit and any interest thereon will be returned to Buyer and the cancellation costs will be equally borne by Seller and by Buyer.

If Buyer does not give Seller, in writing, notice of its election to terminate within five (5) days, Buyer will be deemed to have approved this transaction.

(c) Representations, Warranties and Covenants of Seller. Seller will have duly performed each and every agreement to be performed by Seller hereunder and, subject to the provisions of Section 9 and 10, Seller’s representations, warranties and covenants set forth in this Agreement will be true and correct to the best of Seller’s knowledge as of the Closing Date.

(d) Seller’s Deliveries. Seller will have delivered the items described in Section 6.1.

(e) Title Insurance. As of the Closing, the Escrow Holder will issue or have committed to issue the Title Policy to Buyer subject only to the Permitted Exceptions. The conditions set forth in this section 3.1 are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition. Such waiver or waivers must be in writing to Seller.

8.2 Conditional Precedent to Seller’s Obligations. The following conditions must be satisfied not later than the Closing Date or such other period of time as may be specified below and, as such, are conditions precedent to Seller’s obligations under Section 6. 1:

(a) Representations, Warranties and Covenants of Buyer. Buyer will have duly performed each and every agreement to be performed by Buyer hereunder and Buyer’s representations, warranties and covenants set forth in this Agreement will be true and correct as of the Closing Date.

(b) Buyer’s Deliveries. Buyer shall have delivered to Escrow Holder the items described in Section 6.2.

The conditions set forth in this Section 8.2 are solely for the benefit of Seller and may be waived only by Seller At all times Seller has the right to waive any condition. Such waiver or waivers must be in writing to Buyer. If any conditions are not satisfied on or before the Closing Date, Seller has not waived the unsatisfied conditions and all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer will be deemed to be in default, and Seller’s sole remedy will be to terminate this Agreement and receive the Deposit plus accrued interest.

SECTION 9
Due Diligence Period

9.1 Due Diligence Matters Buyer shall have the right, at any time up to August 31, 2005 at 5:00 p.m. Pacific Standard Time to terminate this Agreement for any reason in Buyer’s sole discretion upon written notice to Seller and Escrow Holder. During this time, Buyer may, if Buyer chooses to do so, investigate the following matters:

(a) the physical condition of the Property, including without limitation, soil conditions, the status of the Property with respect to asbestos and other hazardous and toxic materials, and compliance of the Property with all applicable laws, including any laws relating to hazardous and toxic materials. Seller will allow Buyer and/or its agents access to the Property to perform any and all investigations and inspections desired by Buyer (provided that any entry will be subject to the provisions of Section 14).

(b)  All applicable governmental ordinances, rules and regulations and evidence of Seller’s compliance therewith, including without limitation zoning and building regulations;

(c) All licenses, permits and other governmental approvals and/or authorizations relating to the Property; and

(d) All leases, agreements, contracts, documents, instruments, reports, surveys, books and records relating to the Property in Seller’s possession delivered by Seller to Buyer. Buyer shall have the right to verify rents and other income with Management Company.

9.2 Documents Pertaining to Property. Seller shall use reasonable efforts to identify and produce to Buyer (or make available to Buyer at the office of the manager of the Property) copies of information in Seller’s possession that is relevant and material to the Property. Buyer acknowledges, however, that all information identified or provided must be confirmed or verified by Buyer as to accuracy and completeness during the Due Diligence Period. In the event this Agreement is cancelled (i) for any reason, Buyer shall deliver and quit claim to Seller all materials delivered or made available to Buyer and Seller pursuant to this Section 9.2, and (ii) for any reason other than a willful default by Seller under this Agreement, Buyer shall also deliver and quit claim to Seller for no further consideration all studies and reports (including without limitation, any soil reports, environmental studies, feasibility studies, engineering data, plans and specifications, platting or site plan or related planning materials and marketing reports) obtained by Buyer in connection with the Property from sources other than Seller.

SECTION 10
Property “As-Is/Where-Is”

10.1 As-Is/Where-Is Purchase. Buyer acknowledges that during the Due Diligence Period Buyer will have the opportunity to conduct such investigations and evaluations of the Property and to analyze such facts as Buyer deems necessary or appropriate. Buyer acknowledges that it is relying solely on the following in concluding the transaction contemplated hereunder: (1) any independent investigations conducted by or at the behest of Buyer respecting the Property and all other aspects of this transaction, (2) the advice of Buyer’s consultants, (3) the representations and warranties of Seller contained herein, and (4) the truthfulness and accuracy of materials and information provided by Seller at the Closing in its then condition and its then location, “AS-IS/WHERE-IS” and with all faults, if any, subject to and in reliance on Section 5.1.

SECTION 11
Title Insurance

At the Closing, Escrow Holder will cause the issuance to Buyer of a standard CLTA policy of title insurance in an amount equal to the Purchase Price showing fee title to the Property vested in Buyer subject only to the Permitted Exceptions (“Title Policy”) and the standard printed exceptions and conditions in the policy of title insurance. If Buyer elects to obtain any endorsements or an ALTA policy, the additional premium for the extended ALTA coverage and the costs of any endorsements will be at Buyer’s sole cost and expense. Notwithstanding the foregoing, Seller shall not be required to incur any liability or provide any indemnities respecting the extended ALTA coverage or any endorsements requested by Buyer. Escrow Holder, by closing the Escrow, shall be deemed to have irrevocably committed to cause the issuance of the Title Policy.

SECTION 13
Prorations

13.1 Taxes. All non-delinquent real estate taxes on the Property will be prorated as of the Closing based on the actual current tax bill. If the Closing takes place before the real estate taxes are fixed for the tax year in which the Closing occurs, the apportionment of real estate taxes will be made on the basis of the real estate taxes for the immediately preceding tax year applied to the latest assessed valuation which shall then be re-prorated between Buyer and Seller no later than ninety (90) days after the date the new tax bill is received by Buyer. All delinquent taxes, if any, on the Property will be paid at the Closing from funds accruing to Seller. All supplemental taxes billed after the Closing for periods prior to the Closing will be paid promptly by Seller. The provisions of this Section 13.1 shall survive Closing for a period of six (6) months after the Closing Date.

13.2 Rents. All rents and charges paid to Seller under the leases will be prorated as of Closing based upon figures to be supplied by Seller to Escrow Holder. If Seller receives any prepaid rents or other charges from tenants applicable to periods after Closing, then Buyer shall be credited through Escrow with such rents and charges or, if received after Closing, such amounts shall be paid promptly to Buyer. If, at Closing there are any past due rents or charges owed by tenants with respect to periods prior thereto, when such amounts are paid they will be disbursed in the following order of priority: (i) first (to be paid to Seller), any delinquent rents accruing before the Closing Date, (ii) second to any delinquent rents accruing on/or after the Closing Date, and (iii) third to current rents.

13.3 Security Deposits. Buyer shall be credited through Escrow with the amount of any refundable or non-refundable Security Deposits and any other refundable or non-refundable tenant deposits or fees previously received by Seller or on behalf of Seller that have not been, as of Closing, expended or applied to tenant obligations pursuant to the Leases. On or before Closing, Seller shall notify Buyer of those Security Deposits or other deposits or fees which have been expended between the date hereof and the expiration of the Due Diligence Period. Seller shall cause any non-cash Security Deposit to be re-issued in Buyer’s name as of the Closing Date. Seller shall not use a Security Deposit (or any portion thereof) after the expiration of the Due Diligence Period without the prior written consent of Buyer or unless the tenant has vacated the premises to which said Security Deposit is attributable.

13.4 Utilities. Water, electricity, gas and other utility payments or charges shall not be adjusted through Escrow if readings can be made at Closing by the utility companies. Buyer agrees to open accounts with the respective utilities and to cooperate with Seller in requesting readings as of the Closing. In the event that appropriate readings cannot be obtained as of Closing, then adjustments shall be made by Buyer and Seller through Escrow on the basis of estimates from the latest bills available. The foregoing provisions shall not apply to utility accounts held in the name of Tenants.

13.5  Other Provisions. All rent received on existing leases shall be prorated. Further, all Rent Concessions including free rent and other net landlord concessions for the benefit of the tenants under the Leases and unpaid leasing commission for existing leases shall be credited to Buyer at Closing. Seller will provide preliminary figures relating to the foregoing no later than ten (10) days prior to Closing.

13.6 Method of Proration. All prorations will be made as of the Closing date based on a 365 day year or a 30 day month, as applicable.

13.7 Indemnification. Seller shall assume and pay all debts, charges, claims, damages and liabilities attributable to the operation of the Property before Closing and shall hold Buyer harmless therefrom and indemnify and defend against the same, except liabilities expressly assumed in writing by Buyer, including without limitation, obligations of landlord under the Leases. Buyer shall assume and pay all debts, charges, claims, damages and liabilities attributable to the operation of the Property after the Closing and shall hold Seller harmless therefrom and indemnify and defend against the same, except liabilities expressly assumed in writing by Seller, including without limitation, obligations of landlord under the Leases. This Section 13.7 shall survive the closing and transfer of title to the Property.

SECTION 14
Access

Buyer, Buyer’s employees and representatives will be afforded access to the Property, throughout and after the Due Diligence Period, for the purposes of conducting an investigation of the feasibility of purchasing the Property. Buyer agrees to give Seller reasonable notice prior to such entry and shall not interfere with the normal operation of the Property or any tenant’s occupancy thereof. Buyer shall not conduct any invasive testing on the Property without obtaining Seller’s written consent. Buyer’s access to the Property during and after the expiration of the Due Diligence Period shall not be deemed to extend the Due Diligence Period. Buyer covenants and agrees to indemnify and hold Seller harmless from all losses, damages, costs and expenses arising from entry upon the Property by Buyer or any representative or agent of Buyer.

SECTION 15
Remedies

15.1 Default by Seller. In the event the Closing and the consummation of the transaction contemplated by this Agreement do not occur by reason of any defaults by Seller, Buyer will have the right to receive a refund of the Deposit plus accrued interest thereon or to pursue an action for specific performance.

15.2 Default by Buyer. IF THE CLOSING DOES NOT OCCUR BY REASON OF ANY DEFAULT BY BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELYDIFFICULT TO ESTIMATE THE DAMAGES SUFFERED BY SELLER AND THAT UNDER THE CIRCUSTANCES EXISTING AS OF THIS DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SUBSECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WOULD INCUR AS A RESULT OF SUCH FAILURE; PROVIDED, HOWEVER THAT THIS PROVISION WILL NOT WAIVE OR AFFECT BUYER’S INDEMNITY OBLIGATIONS AND SELLER’ RIGHTS TO THOSE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. THEREFORE, BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER IS IN DEFAULT UNDER THIS AGREEMENT IS AN AMOUNT EQUAL TO ALL THE DEPOSITS (WHICH INCLUDES ANY ACCRUED 1NTEREST THEREON). THIS AMOUNT WOULD BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER AND WOULD SERVE AS SELLER’S SOLE REMEDY AGAINST BUYER, PROVIDED, HOWEVER THAT THE SELLER MAY ENFORCE BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT. THE PAYMENT OF SUCH AMOUNT IS NOT INTENDED AS A FORFEITURE OR A PENALTY. UPON DEFAULT BY BUYER, THIS AGREEMENT WILL BE TERMINATED AND, EXCEPT FOR THE FOREGOING, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR BLIGATIONS HEREUNDER, EACH TO THE OTHER.

_______________________	___________________
Seller’s Initials	Buyer’s Initials

SECTION 16
Brokers

16.1 Commissions. Seller and Buyer hereby acknowledge and agree that, in connection with the transaction contemplated by this agreement, Ron Robinson, National Commercial Properties, and Karyne Morris, KB Moths Real Estate, Inc. and Nationwide Commercial Brokers shall receive commissions. National Commercial Properties and KB Morris Real Estate, Inc. and Nationwide Commercial Brokers shall receive a commission of 2% each of the Purchase Price. Such commission shall be paid by Seller at Closing.

16.2 Indemnification. The parties represent and warrant that no Broker, other than those brokers set forth in Section 16.1, has been engaged by them in connection with any of the transaction contemplated by this agreement. Buyer and Seller will indemnify save harmless and defend the other from any liability, cost or expense arising out of or connected with any claim for any commission or compensation made by any person or entity claiming to have been retained or contacted by them in connection with this transaction, other than those brokers set forth in Section 16.1.

SECTION 17
Miscellaneous Provisions

17.1 Nevada Law. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Agreement.

17.2 Successors. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns (where permitted).

17.3 Non-Waiver. The failure to enforce or the delay in enforcement of any provision of this Agreement by a party hereto or the failure of a party to exercise any right hereunder shall in no way be construed to be a waiver of such provision or right (or of any other provision or right hereof whether of a similar or dissimilar nature) unless such party expressly waives such provision or right in writing.

17.4 Partial Invalidity. If any term, provision, covenant or condition of this Agreement or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

17.5 Attorneys’ Fees. In the event any action is commenced by either party against the other in connection herewith (including any action to lift a stay or other bankruptcy proceeding), the unsuccessful party shall pay the costs and expenses, including reasonable attorneys’ fees, as determined by the court, of the prevailing party.

17.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supercedes all prior representations, agreements and understandings of the parties, including any “letter of intent”, “letter of understanding” or similar documents. No addition to or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

17.7 Counterparts. This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same Agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

17.8 Tax Deferred Exchange. Seller and Buyer each agree to participate in a tax deferred exchange transaction for the benefit of the other, provided that such participation shall be at no cost, liability or other obligation to the accommodating party.

17.9 Condemnation. If, prior to Closing, any portion of the Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall after it has been informed of such taking, promptly give Buyer notice thereof and Buyer shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after Buyer learns of such taking. If this Agreement is so terminated, the Deposit and accrued interest thereon shall be returned to Buyer, Seller and Buyer shall each pay one-half (1/2) of the cost of any cancellation fees or costs of the Escrow Holder, and neither Buyer nor Seller shall have any further rights or obligations under this Agreement except as set forth in Section 15 hereof If buyer does not so terminate this Agreement, then Buyer and Seller shall proceed to Closing pursuant to the terms of this Agreement, except that the Purchase Price shall be reduced by the amount of any awards for such taking awarded as of Closing, and Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and retain, any awards for such taking not awarded as of closing.

17.10 Damage and Destruction. If, prior to the Closing Date, the property is materially damaged or destroyed by fire or other casualty, Seller shall promptly notify Buyer of such fact. Buyer shall have the right to terminate this Agreement upon notice to seller given not later than ten (10) days after the receipt of Seller’s notice of damage or destruction. If this Agreement is so terminated, then the following shall occur: (1) the Deposit and the interest accrued thereto shall be refunded to Buyer, (2) Buyer and Seller shall each pay one-half (1/2) of the cancellation costs and fees of the Escrow Holder, and (3) neither Buyer nor Seller shall have any further rights or obligations under this Agreement except as set forth in Section 15 hereof If Buyer does not terminate this Agreement, then neither Buyer nor Seller shall have the right to terminate this Agreement by reason of such damage or destruction, but Seller, at closing, shall assign and turn over to Buyer all casualty insurance proceeds payable with respect to such damage or destruction, and Buyer and Seller shall proceed to close pursuant to the terms of this Agreement, without modification of the terms of this Agreement and without any reduction in the Purchase Price (except for a credit against the Purchase Price in the amount of the casualty insurance deductible). Not withstanding the immediate preceding sentence, in no event shall Seller assign any insurance proceeds to Buyer in an amount greater than the Purchase Price plus the deductible.

17.11 Seller is aware that the President of U.E.G., Ray Koroghli, is an active Nevada Real Estate Licensee. Buyer is aware that the Denver Fund I, Ltd. President, Paul Winger is a licensed Real Estate Broker and that William S. Biddle and Clifford Strand of Secured Diversified Investment, Ltd. Are licensed Real Estate Brokers.

IN WITNESS WHEREOF, Buyer and Seller have executed this
Agreement as of the day and year first above written.

“Buyer“	“Seller”

Ray Koroghli or Assignee	Secured Diversified Investment, Ltd.
A Public Corporation in Nevada

By: Ray Koroghli	By: William Biddle

Its: ______________________	Its: V.P. Real Estate Acquisition Sales

Denver Fund I, Ltd.
A Colorado Limited Partnership
By Certified Property Advisors, G.P.

Its:/s/ Paul Winger
Paul Winger, President

JOINDER BY ESCROW HOLDER

For good and valuable consideration, Escrow Holder hereby acknowledges and agrees to the following:

1. Alliance Title Company agrees to act as Escrow Holder under this Agreement, and will abide by the terms of this Agreement and perform its obligations in accordance therewith; and

2. The Opening of Escrow occurred on June 28, 2005.

3. Escrow Holder will not follow later instructions which in any way modify or contradict the terms of this Agreement, unless such instructions are provided in a written document which is duly executed by Seller and Buyer.

By  Alliance Title
Name Brenda Burnett
Title  Escrow Officer/Manager
Escrow No 15083848